Exhibit 10.2

BANK OF THE OZARKS, INC.

FORM OF

STOCK OPTION PLAN

GRANT AGREEMENT

WHEREAS,                 (hereinafter called the “Participant”) is an executive officer or key employee of Bank of the Ozarks, Inc. (the “Company”) and/or its Subsidiaries; and

WHEREAS, as part of its compensation programs, the Company has available for award to executive officers and key employees of the Company and its Subsidiaries options to purchase shares of the Company’s Common Stock pursuant to the terms of Bank of the Ozarks, Inc. Stock Option Plan, as amended and restated effective May 18, 2015 (the “Plan”); and

WHEREAS, the grant of this Option to the Participant and the execution of a Grant Agreement in the form hereof have been duly authorized by the Compensation Committee of the Board of Directors of the Company, to become effective on the Date of Grant (as defined below);

NOW, THEREFORE, effective as of the Date of Grant, the Company grants to the Participant an option pursuant to the Plan to purchase             shares of Common Stock (the “Option”) at a price equal to $            per share, subject to adjustment in certain circumstances as provided below or pursuant to the Plan, and agrees to cause certificates, or, in the case of uncertificated securities, notice of issuance, for any shares purchased hereunder to be delivered to the Participant upon payment of the aggregate Option Price in full, all subject, however, to the terms and conditions hereinafter set forth. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement are used as defined in the Plan.

1.	The “Date of Grant” is .

2.	This Option shall become exercisable and expire as to such of the shares herein above specified on the dates and in the amounts as follows:

NUMBER OF SHARES	VESTING DATE (exercisable on or after)	EXPIRATION DATE (expires if not exercised on or before)

Provided, that, the Participant has remained in continuous service from and after the Date of Grant as an employee of the Company or one of its Subsidiaries, except as otherwise provided in this agreement or the Plan. To the extent exercisable, this Option may be exercised in whole or in part from time to time, subject to the time limitations set forth above and in paragraph 4 below.

3. This Option shall be exercisable only upon payment to the Company of the aggregate Option Price of the shares with respect to which the Option is exercised. The Option Price shall be payable in cash or by check acceptable to the Company.

If permitted, in the sole judgment of the Company, under applicable securities and other laws, the requirement of payment in cash shall be deemed satisfied if the Participant shall have made arrangements satisfactory to the Company with a broker who is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of the shares being purchased so that the net proceeds of the sale transaction will at least equal the aggregate Option Price and pursuant to which the broker undertakes to deliver the aggregate Option Price to the Company not later than the date on which the sale transaction will settle in the ordinary course of business.

Upon the prior consent of the Compensation Committee, this Grant Agreement may be unilaterally amended by the Company to provide for the following additional forms of payment of the Option Price: (i) by the transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Compensation Committee, for less than six months) having an aggregate fair market value per share at the date of exercise equal to the aggregate Option Price, or (ii) by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate fair market value per share on the date of exercise equal to the aggregate Option Price or (iii) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (i) — (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock.

4. This Grant Agreement shall automatically expire on the earlier of (a) the respective expiration date as shown in paragraph 2 above (the “Specified Term”) or (b) immediately following the lapsing of any of the following periods:

(i) If the Participant terminates employment by reason of a Disability during the Specified Term, the Option shall be exercisable by the Participant only during the six months following such termination and only to the extent the Option was exercisable (in accordance with paragraph 2 above) on the date of such termination, but in no event after the expiration of the Specified Term.

(ii) If the Participant dies while an employee of the Company or one of its Subsidiaries during the Specified Term, the Option shall be exercisable by the proper duly qualified and empowered executor, administrator, legatee or distributee of the Participant’s estate only during the twelve months following the Participant’s death and only to the extent the Option was exercisable (in accordance with paragraph 2 above) on the date of death of the Participant, but in no event after the expiration of the Specified Term.

(iii) If the Participant, following the Date of Grant, ceases to be an employee of the Company or one of its Subsidiaries for any reason other than Disability or death, and the Option was exercisable (in accordance with paragraph 2 above) on the termination date, then the Option shall be exercisable by the Participant for thirty (30) days following such termination, but in no event after the expiration of the Specified Term. If Participant ceases to be an employee of the Company or any of its Subsidiaries for any reason other than Disability or death, and the Option was not exercisable (in accordance with paragraph 2 above) and had not vested as of the Participant’s termination date, then the Option shall be forfeited on the effective date of such termination.

5. This Option is not transferable without (i) the prior written consent of the Compensation Committee, which consent may be withheld or granted in the Compensation Committee’s sole judgment, and (ii) evidence satisfactory to the Compensation Committee that such transfer will be made in compliance with all federal and state securities laws.

6. Adjustments shall be made in the Option Price and in the number or kind of shares of Common Stock or other securities covered by this Option to the extent required to prevent dilution or enlargement of the rights of the Participant that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, reorganization, partial or complete liquidation or issuance of rights or warrants to purchase securities of the Company or (c) any other corporate transaction or event having an effect similar to any of the foregoing and as contemplated in Section 6 of the Plan. Any fractional shares resulting from the foregoing adjustments will be eliminated.

7. Upon each exercise of this Option, the Company as promptly as practicable shall mail or deliver to the Participant a stock certificate or, in the case of uncertificated securities, notice of issuance, representing the shares then purchased, and shall pay all stamp taxes payable in connection therewith. The issuance of such shares and delivery of the certificate or, in the case of uncertificated securities, notice of issuance, shall, however, be subject to any delay necessary to complete (a) the listing of such shares on any stock exchange upon which shares of the same class are then listed and (b) such registration or qualification of such shares under any state or federal law, rule or regulation as the Company may determine to be necessary or advisable.

8. Notwithstanding any other provisions to the contrary, in the event of a Change of Control (as defined in the Plan), the following will apply with respect to the Option:

(a) If and to the extent the outstanding stock options under the Plan are assumed by any successor corporation (or any affiliate thereof) of the Company or continued or are replaced with equity awards that preserve the existing value of the Options at the time of the Change of Control and provide for subsequent payout in accordance with a vesting schedule that is the same or more favorable than the vesting schedule applicable to the Options, then all such Options or substitutes thereof will remain outstanding and governed by the terms and provisions of the Plan, except that if, within 24 months following a Change of Control, any Participant’s service with the Company (or successor company) is terminated by the Company for a reason other than gross negligence or deliberate misconduct which demonstrably harms the Company, or that any such person shall have resigned for Good Reason (as defined in the Plan), then such Participant’s Options shall immediately vest and become exercisable.

(b) If and to the extent the outstanding stock options under the Plan are not assumed by the successor corporation (or any affiliate thereof) of the Company or continued or are replaced with equity awards that preserve the existing value of the Options at the time of the Change of Control (with a vesting and payout schedule that is the same or more favorable than the vesting schedule applicable to the Options), then all such Options will vest and become exercisable immediately in connection with the Change of Control and the Compensation Committee may provide for the cancellation of such Option in connection with the Change of Control in which case a payment of cash, property or combination thereof will be made to the Participant that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change of Control by the holders of the Company’s securities in relation to such Option over the exercise price for such Option.

9. This Grant Agreement and any shares of Common Stock, cash or other property acquired in connection with this Grant Agreement will be subject to the terms and conditions of any clawback or recoupment policy adopted by the Company, as may be in effect from time to time.

10. The Company may, in its sole discretion, decide to deliver any documents related to Participant’s current or future participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company.

EXECUTED effective as of the             day of                     .

BANK OF THE OZARKS, INC.

By:
George G. Gleason, II
Chairman and Chief Executive Officer

The undersigned Participant hereby acknowledges receipt of an executed original of this Grant Agreement and accepts the option granted thereunder upon the terms and conditions set forth in the Grant Agreement and the Plan.

Participant

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